UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Prospect Global has appointed Damon G. Barber as chief financial officer effective December 13, 2012.  Wayne Rich, our current chief financial officer, assumed the position of senior vice president, accounting and treasury, effective the same day.  Mr. Rich will remain our principal accounting officer.

Prior to joining Prospect Global, Mr. Barber was the chief executive officer and an executive director of CST Mining Group Limited from April 2010 to September 2011. While at CST, Mr. Barber led a $600 million public equity raise to acquire two copper mine development projects and subsequently directed the development of one project into production and directed the development of the second project to where it was sold for $505 million and returned CST approximately two times its total investment in the project.  From June 2010 to September 2011, Mr. Barber also served as chairman of Marcobre S.A.C., a joint venture between CST and Korea Resources Corporation and LS Nikko. From October 2011 to December 2012, Mr. Barber worked as a consultant in the natural resources industry and managed his personal investments.  Prior to joining CST, Mr. Barber was a managing director at Deutsche Bank from October 2007 to January 2010 and also served as head of Deutsche Bank’s metals and mining investment banking practice in Asia-Pacific from January 2009 until January 2010. From February to March 2010, Mr. Barber provided consulting services. Mr. Barber has over 20 years of experience in the natural resources industry in both management and advisory roles, including over 12 years advising and assisting natural resource companies on mergers & acquisitions, debt and equity capital raisings, leveraged buy-outs and project financings during his time with Deutsche Bank and from 1998 to 2007 as a member of Credit Suisse’s energy group. Prior to this, Mr. Barber was a bond trader at Credit Suisse First Boston from 1996 to 1998 and was also a section foreman at CONSOL Energy Inc.’s Loveridge Mine from 1990 to 1994. Mr. Barber holds a Bachelor of Science degree in Mining Engineering, cum laude, from the University of Kentucky and a Master of Business Administration degree, with distinction, from the Wharton School of Business.

Mr. Barber has an at will employment agreement with us effective December 13, 2012. Pursuant to the terms of his employment agreement, he will receive a base salary of $450,000 per year and received options to purchase 1,000,000 shares of our common stock exercisable at $2.60 per share.  333,334 options are fully vested, 333,333 options will vest on December 13, 2013 and 333,333 options will vest on December 13, 2014.  The options will vest immediately upon a change of control or if Mr. Barber’s services as chief financial officer are terminated other than for cause or by Mr. Barber for good reason.  Mr. Barber is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors in a maximum amount of 120% of base salary.  A copy of his employment agreement is attached hereto as Exhibit 10.1.

Mr. Rich’s employment agreement was amended and restated to reflect his new position.  No changes were made to his compensation.  A copy of his amended and restated employment agreement is attached hereto as Exhibit 10.2.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Employment Agreement with Damon Barber
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Patrick L. Avery
Date: December 18, 2012		Chief Executive Officer